EXHIBIT 99

This Form 4 is being filed by (i) Black Canyon Direct Investment Fund L.P. ("BC
Fund"), (ii) Black Canyon Investments L.P. ("BC Investments"), (iii) Black
Canyon Investments LLC ("BC GP"), (iv) Black Canyon Capital LLC ("BC Capital"),
(v) Michael K. Hooks, and (vi) Mark W. Lanigan (together with BC Fund, BC
Investments, BC GP, BC Capital and Michael K. Hooks, the "Reporting Persons").
BC-MB GP is a wholly-owned subsidiary of BC Fund. BC Investments is the general partner of the BC Fund and possesses the voting power and dispositive power with respect to the securities beneficially owned by the BC Fund, including securities held by BC-MB GP. BC GP is the general partner of BC Investments and possesses the voting and dispositive power with respect to the securities beneficially owned by BC Investments and may be deemed the beneficial owner of the securities beneficially owned by BC Investments. BC Capital, as a managing member of BC GP, possesses the voting power with respect to the securities beneficially owned by BC GP and may be deemed the beneficial owner of the securities beneficially owned by BC GP. Michael K. Hooks and Mark W. Lanigan are managing directors of BC Capital and may be deemed the beneficial owner of the securities beneficially owned by BC Capital. The investment committee of BC GP possesses the dispositive power with respect to the securities beneficially owned by BC GP. The investment committee of BC GP is comprised of Messrs. Hook and Lanigan, Mr. Joshua S. Friedman and Mr. Mitchell R. Julis and, therefore, no individual member of the committee is deemed to control the disposition of the securities beneficially owned by BC GP.

The Reporting Persons are beneficial owners of 10% or more of the Issuer's Class
A Common Stock. The Reporting Persons also may be deemed a director as they have representatives serving on the Issuer's board of directors. Michael K. Hooks and
Mark W. Lanigan currently serve as representatives of the Reporting Persons on the Issuer's board of directors.

Each of the Reporting Persons may be deemed, pursuant to Rule 13d-3 under the
Securities Exchange Act of 1934, as amended, to beneficially own the Issuer's securities reported herein and each of the Reporting Persons disclaims beneficial ownership of the Issuer's securities reported herein, except to the extent of their respective pecuniary interests therein, if any, in those securities.